Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. ADOPTS SHAREHOLDER RIGHTS PLAN DESIGNED TO PROTECT THE AVAILABILITY OF ITS NET OPERATING LOSSES

•	Preserving long-term shareholder value by adopting a rights plan intended to protect tax assets by reducing the likelihood of an ownership change (1)
•	Rights plan in effect immediately; will be submitted for shareholder ratification at 2021 annual meeting
•	If ratified by shareholders, rights plan intended to remain in effect until July 6, 2023

Oklahoma City, Oklahoma – July 6, 2020 - LSB Industries, Inc. (“LSB”) (NYSE: LXU) announced today that its Board of Directors adopted a shareholder rights plan designed to protect the availability of LSB’s net operating loss carryforwards (“NOLs”) and other tax attributes under the Internal Revenue Code (“Section 382 Rights Plan”).

As of December 31, 2019, LSB had approximately $611 million of U.S. federal NOLs that could be available to offset its future federal taxable income. LSB’s ability to use these NOLs would be substantially limited if it experienced an “ownership change” within the meaning of Section 382 of the Internal Revenue Code. In general, a company would undergo an ownership change if its “5-percent shareholders” (determined under Section 382) increased their ownership of the value of such company’s stock by more than 50 percentage points over a rolling three-year period. The Section 382 Rights Plan is intended to reduce the likelihood of such an ownership change at LSB by deterring any person or group from acquiring beneficial ownership of 4.9% or more of LSB’s outstanding common stock unless approved by the Board.

The Section 382 Rights Plan is similar to those adopted by numerous other public companies with significant NOLs. The Section 382 Rights Plan is not designed to prevent any action that the Board determines to be in the best interest of LSB and its shareholders, and will help to ensure that the Board of Directors remains in the best position to discharge its fiduciary duties.

Under the Section 382 Rights Plan, the rights will initially trade with LSB’s common stock and will generally become exercisable only if a person (or any persons acting as a group) acquires 4.9% or more of LSB’s outstanding common stock. The Section 382 Rights Plan does not aggregate the ownership of shareholders “acting in concert” unless and until they have formed a group under applicable securities laws. If the rights become exercisable, all holders of rights (other than any triggering person) will be entitled to acquire shares of common stock at a 50% discount or LSB may exchange each right held by such holders for one share of common stock. Under the Section 382 Rights Plan, any person which currently owns 4.9% or more of LSB’s common stock may continue to own its shares of common stock but may not acquire any

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(1) As defined by the Internal Revenue Code.

additional shares without triggering the Section 382 Rights Plan. LSB’s Board of Directors has the discretion to exempt any person or group from the provisions of the Section 382 Rights Plan.

LSB intends to submit the Plan to a vote of its shareholders at its 2021 annual meeting. The Section 382 Rights Plan will expire on the day following the certification of the voting results for LSB’s 2021 annual meeting of shareholders, unless LSB’s shareholders ratify the Section 382 Rights Plan at or prior to such meeting, in which case the Section 382 Rights Plan will continue in effect until July 6, 2023, unless terminated earlier in accordance with its terms.

Additional information about the Section 382 Rights Plan will be available on a Form 8-K to be filed by LSB with the U.S. Securities and Exchange Commission.

About LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas.  LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future Turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities; our projections of trends in the fertilizer market; improvement of our financial and operational performance; our planned capital expenditures for 2019; reduction of SG&A expenses; volume outlook and our ability to complete plant repairs as anticipated.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2019 and, if applicable, our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

LSB Contact:Investor Relations Contact:

Mark Behrman, President & CEOThe Equity Group Inc.

Cheryl Maguire, Executive Vice President & CFO Fred Buonocore, CFA (212) 836-9607

(405) 235-4546Michael Gaudreau (212) 836-9620